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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K   [ ] Form 20-F   [X] Form 10-Q   [ ] Form N-SAR

                        For Period Ended: March 31, 2004
                                          --------------

               [ ] Transition Report on Form 10-K
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition Report on Form 10-Q
               [ ] Transition Report on Form N-SAR

                For the Transition Period Ended:
                                                ------------------

If the notification  relates to a portion of the filing checked above, identify
         the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

U.S. CANADIAN MINDERALS, INC.
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Full Name of Registrant

BARRINGTON FOODS INTERNATIONAL, INC.
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Former Name if Applicable

3960 HOWARD HUGHES PARKWAY, FIFTH FLOOR
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Address of Principal Executive Office (Street and Number)

Las Vegas, NV 89109
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City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  (a) [X] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
  (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why the forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant's quarterly report on Form 10-QSB cannot be filed within the prescribed time period due to the accountants requiring additional time to prepare and review the financial statements of the Registrant, and the company's counsel requiring additional time to review the financial statements and draft the management discussion and analysis portion of the form.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 Rendal Williams          (702)          990-3623
              ----------------------     --------       ------------
                      (Name)            (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] YES [ ] NO

                      ------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                 [ ] YES [X] NO

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     ======================================



                          U.S. CANADIAN MINERALS, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2004                        By: /s/ Rendal Williams
      -----------------                       ---------------------
                                              Rendal Williams
                                              Chief Executive Officer